2018 FORM-20F EXHIBIT - 18.0

AUDITED CONSOLIDATED F INANCIAL S TATEMENTS

CONTINENTAL ENERGY CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

30 June 2017

Expressed in U.S. Dollars

Contents

❖	Financial Statement Title Page.

❖	Independent Auditor's Reports for Fiscal Years 2018, 2017, and 2016 by Davidson & Company LLP.

❖	Audited Consolidated Financial Statements for the past three Fiscal Years ended 30 June 2018, 2017, and 2016, including:

	■	Consolidated Statements of Financial Position (30 June 2018 and 2017).

	■	Consolidated Statements of Comprehensive Loss.

	■	Consolidated Statements of Cash Flow.

	■	Consolidated Statement of Changes in Equity (Deficiency).

	■	Notes to the Consolidated Financial Statements.

❖	Management's Discussion & Analysis for Fiscal 2018 year ended 6/30/18 and made on Form 51- 102F in accordance with the Company's obligations in its home country pursuant to the Canadian Securities Administrator's National Instrument 51-102 Continuous Disclosure Obligations and its Companion Policy NI 51-102CP.

CONTINENTAL ENERGY CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

30 JUNE 2018

Expressed in U.S. Dollars

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of
Continental Energy Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Continental Energy Corporation (the “Entity”), which comprise the consolidated statements of financial position as of June 30, 2018 and 2017, the consolidated statements of loss and comprehensive loss, changes in cash flows, and deficiency for the years ended June 30, 2018, 2017, and 2016, and the related notes, comprising a summary of significant accounting policies and other explanatory information (collectively referred to as the consolidated financial statements).

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Entity as at June 30, 2018 and 2017 and its financial performance and its cash flows for the years ended June 30, 2018, 2017, and 2016 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Material Uncertainty Related to Going Concern

Without modifying our opinion, we draw attention to Note 1 in the consolidated financial statements which indicates that the Company has incurred significant losses since inception and is also dependent upon its ability to secure new sources of financing to fund ongoing operations. These conditions, along with other matters as set forth in Note 1, indicate that a material uncertainty exists that casts substantial doubt on the Company's ability to continue as a going concern.

Basis for Opinion

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement, whether due to error or fraud. Those standards also require that we comply with ethical requirements, including independence. We are required to be independent with respect to the Entity in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We are a public accounting firm registered with the PCAOB.

An audit includes performing procedures to assess the risks of material misstatements of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included obtaining and examining, on a test basis, audit evidence regarding the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. The Entity is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies and principles used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a reasonable basis for our audit opinion.

We have served as the Entity’s auditor since 2015.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

October 29, 2018

Continental Energy Corporation
Financial Statements
(Expressed in US Dollars)

STATEMENTS OF FINANCIAL POSITION

ASSETS	Note	30 June 2018	30 June 2017
Current		$	$
Cash		30,887	25,158
Receivables		7,606	2,475
Prepaid expenses and deposits		39,456	25,741
		77,949	53,374
Non-current assets
Equipment		-	731
		77,949	54,105

LIABILITIES
Current
Accounts payable and accrued liabilities	6, 11	527,125	862,026
Loans from related parties	11	87,500	100,600
Advances from joint venture partner	6	-	301,990
Convertible debt	9	-	510,014
		614,625	1,774,630

DEFICIENCY
Share capital	10	17,841,522	16,201,630
Conversion rights reserve	9	-	92,966
Share-based payment and other reserve	10	10,277,321	9,927,687
Deficit		(28,655,519)	(27,942,808)
		(536,676)	(1,720,525)
		77,949	54,105

Nature of Operations and Going Concern (Note 1)
Subsequent Events (Notes 10 and 15)

ON BEHALF OF THE BOARD:

“Richard L. McAdoo”, Director & CEO

“Phillip B. Garrison”, Director

- See Accompanying Notes –

Continental Energy Corporation
Financial Statements
(Expressed in US Dollars)

STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

		Year Ended	Year Ended	Year Ended
		30 June	30 June	30 June
	Note	2018	2017	2016
EXPENSES		$	$	$
Engineering and technical services		25,000	-	-
Depreciation		731	730	1,461
Interest and bank charges	9	9,541	46,845	47,385
Management and other consulting fees	11	166,030	292,236	290,627
Office and investor relations		184,880	65,853	44,324
Professional fees		96,690	18,753	56,319
Share-based payments	10	41,950	-	26,200
Travel and accommodation		82,666	17,441	8,514
		(607,488)	(441,858)	(474,830)

Other income (expenses)
Interest and foreign exchange		(1,894)	2,252	1,541
Financing cost	9	(151,110)	-	-
Settlement of debt	10, 11	382,838	-	-
Transaction cost	6	(335,057)	-	-
Net loss and comprehensive loss for the year		(712,711)	(439,606)	(473,289)
Loss Per Share – Basic and Diluted		(0.00)	(0.00)	(0.00)
Weighted Average Number of Shares		152,620,997	123,015,381	123,015,381

- See Accompanying Notes -

Continental Energy Corporation
Financial Statements
(Expressed in US Dollars)

STATEMENTS OF CASH FLOWS

		Year Ended	Year Ended	Year Ended
Cash Resources Provided By (Used In)	Note	30 June 2018	30 June 2017	30 June 2016
Operating Activities		$	$	$
Loss for the year		(712,711)	(439,606)	(473,289)
Items not affecting cash
Depreciation		731	730	1,461
Interest on convertible debt	9	7,486	45,000	45,124
Settlement of debt	10, 11	(382,838)	-	-
Financing cost	9	151,110	-	-
Share-based payments	10	41,950	-	26,200
Transaction cost	6	335,057	-	-
Changes in non-cash working capital
Receivables		(5,131)	(1,197)	(547)
Prepaid expenses and deposits		84,562	(22,392)	9,287
Accounts payable and accrued liabilities		48,937	110,243	317,539
		(430,847)	(307,222)	(74,225)
Financing Activities
Private placements	10	350,000	-	-
Proceeds from exercise of warrants	10	20,000	-	-
Advances from joint venture partner	6	79,676	301,990	-
Proceeds from (repayment of) loans from related parties	11	(13,100)	29,100	71,500

		436,576	331,090	71,500
Change in cash		5,729	23,868	(2,725)
Cash Position – Beginning of Year		25,158	1,290	4,015
Cash Position – End of Year		30,887	25,158	1,290

Supplemental cash flow information (Note 13)

- See Accompanying Notes -

Continental Energy Corporation
Financial Statements
(Expressed in US Dollars)

STATEMENTS OF CHANGES IN DEFICIENCY

			Share Capital
				Share-Based Payment	Conversion Rights
		Number	Amount	and Other Reserve	Reserve	Deficit	Total
			$	$	$	$	$
Balance on 30 June 2015		123,015,381	16,201,630	9,901,487	92,966	(27,029,913)	(833,830)
Incentive warrants	10	-	-	26,200	-	-	26,200
Loss for the year		-	-	-	-	(473,289)	(473,289)
Balance on 30 June 2016		123,015,381	16,201,630	9,927,687	92,966	(27,503,202)	(1,280,919)

Balance on 30 June 2016		123,015,381	16,201,630	9,927,687	92,966	(27,503,202)	(1,280,919)
Loss for the year		-	-	-	-	(439,606)	(439,606)
Balance on 30 June 2017		123,015,381	16,201,630	9,927,687	92,966	(27,942,808)	(1,720,525)

Balance on 30 June 2017		123,015,381	16,201,630	9,927,687	92,966	(27,942,808)	(1,720,525)
Acquisition of Continental Hilir Indonesia Pte. Ltd.	6	14,000,000	541,796	158,204	-	-	700,000
Convertible debt settlement	9	10,350,000	517,500	151,110	-	-	668,610
Reallocation of conversion right reserve on settlement of convertible debt	9	-	92,966	-	(92,966)	-	-
Exercise of warrants	10	2,000,000	20,000	-	-	-	20,000
Reallocation of share-based payment and other reserves on exercise of warrants		-	26,200	(26,200)	-	-	-
Private placement – cash	10	7,000,000	325,430	24,570	-	-	350,000
Settlement of debt	10	7,000,000	116,000	-	-	-	116,000
Share-based payments	10	-	-	41,950	-	-	41,950
Loss for the year		-	-	-	-	(712,711)	(712,711)
Balance on 30 June 2018		163,365,381	17,841,522	10,277,321	-	(28,655,519)	(536,676)

- See Accompanying Notes -

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCI AL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2018

1.	Nature of Operations and Going Concern

Continental Energy Corporation (“Continental” or the “Company”) is incorporated under the laws of the Province of British Columbia, Canada. The Company’s registered address and records office is 1500-1055 West Georgia Street, Vancouver, British Columbia, Canada V6E 4N7.

The Company is working towards becoming a developer of modular, small-scale crude oil refineries that are co-located with smaller and/or stranded oil and gas producing fields. Each refinery will be designed to refine high demand motor fuels for supply to underserved local markets in the Republic of Indonesia. The Company operates its primary business activities through two subsidiaries in Indonesia. Each of these subsidiaries has received the necessary investment licenses to permit foreign direct investment in Indonesia and one has received the required licenses from the Indonesian Ministry of Mines and Energy to build, own, and operate a petroleum refining business. The Company is now working towards securing financing to begin construction.

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company is a development stage company and has incurred operating losses over the past several fiscal years and has no current source of operating cash flows. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the financing necessary to acquire and develop its projects as well as fund ongoing administration expenses. There are no assurances that sufficient funding will be available.

Management intends to obtain additional funding primarily by issuing common and preferred shares in private placements, and/or by joining with strategic partners and joint venture partners in its refinery developments. There can be no assurance that management’s future financing actions will be successful. Management is not able to assess the likelihood or timing of raising capital for future expenditures or acquisitions.

These uncertainties indicate the existence of material uncertainty that casts substantial doubt on the Company’s ability to continue as a going concern in the future. If the going concern assumption were not appropriate for these consolidated financial statements, liquidation accounting would apply, and adjustments would be necessary to the carrying values and classification of assets, liabilities, the reported income and expenses, and such adjustments could be material.

2.	Basis of Preparation

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and the interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”). The policies presented in Note 3 were consistently applied to all periods presented.

The Company’s Board of Directors, upon the recommendation of its Audit Committee, has approved these financial statements on 26 October 2018.

Basis of Consolidation

These consolidated financial statements include the financial statements of the Company and the entities controlled by the Company. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. All intercompany transactions and balances have been eliminated.

These consolidated financial statements include the accounts of the Company and its subsidiaries as follows:

  Continental Hilir Indonesia Pte. Ltd. (“CHI”) since its acquisition on 31 August 2017 (Note 6). CHI is incorporated in Singapore and is 100% owned and controlled by Continental.

  PT Continental Hilir Indonesia ("PT-CHI"), a new subsidiary incorporated in Indonesia on 12 September 2017, which is 100% owned and controlled by Continental.

  PT Kilang Kaltim Continental ("KKC"), a new subsidiary incorporated in Indonesia on 5 December 2017, which is 100% owned and controlled by Continental.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2018

These financial statements have been prepared on a historical cost basis and presented in United States (“US”) dollars, the functional currency of the Company, except when otherwise indicated. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting.

3.	Summary of Significant Accounting Policies

Foreign Currencies

The functional currency is the currency of the primary economic environment in which the entity operates. The functional currency determinations were conducted through an analysis of the consideration factors identified in IAS 21, the Effects of Changes in Foreign Exchange Rates (“IAS 21”).

The Company’s functional and presentation currency is the U.S. dollar.

Any transactions in currencies other than the functional currency have been translated to the U.S. dollar in accordance with IAS 21. Transactions in currencies other than the functional currency are recorded at that rates of exchange prevailing on dates of transactions. At the end of each reporting period, monetary assets and liabilities that are denominated in foreign currencies are translated at the rates prevailing at that date. Non-monetary assets and liabilities carried at fair value that are denominated in foreign currencies are translated at rates prevailing at the date when the fair value was determined. All gains and losses on translation of these foreign currency transactions are included in the statements of loss and comprehensive loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Loss per Share

Basic loss per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. The computation of diluted loss per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share. The dilutive effect of convertible securities is reflected in diluted loss per share by application of the “if converted” method. The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted loss per share by application of the treasury stock method. In the years when the Company reports a loss, the effect would be anti-dilutive, and therefore, basic and diluted loss per share are the same.

Share Based Payments

The Company grants stock options and warrants to buy common shares of the Company to directors, officers, employees, service providers, and other arm’s length parties. Such equity settled share-based payment arrangements are entered into for a period and vesting periods determined at its sole discretion of the board of directors and at prices equal to or greater than the closing market price on the day preceding the date they were granted. An individual is classified as an employee when the individual is an employee for legal or tax purposes (direct employee) or provides services similar to those performed by a direct employee.

The fair value of these equity settled share-based payments is measured using the Black-Scholes option pricing model taking into account the terms and conditions upon which these instruments were granted. At each statement of financial position reporting date, the amount recognized as an expense is adjusted to reflect the actual number of instruments that are expected to vest.

Arrangements in which the Company receives good or services as consideration for its own equity instrument or stock options granted to non-employees, are accounted for as equity settled share-based payments transactions and measured at the fair value of goods and services received. If fair value of goods or services received cannot be estimated reliably, the transaction is measured at the fair value of the equity instruments granted at the date the Company receives the goods or services.

Unit Private Placements

The Company values warrants issued as part of a private placement unit by allocating the proceeds from the issuance of units between common shares and common share purchase warrants on a pro-rata basis based on relative fair values as follows:

  The fair value of common shares is based on the closing market price on the date the units are issued; and

  The fair value of the common share purchase warrants is determined using the Black-Scholes pricing model.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2018

The fair value attributed to the warrants is recorded in the share-based payment reserve.

Equipment

Equipment is carried at cost less accumulated depreciation. Depreciation is charged so as to write-off the cost of these assets, less residual value, over their estimated useful economic lives on 50% declining balance basis, for computers and other equipment.

Financial Instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets and liabilities are offset and the net amount is reported in the statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Financial assets:

Financial assets are classified into one of the following categories:

  Fair value through profit or loss (“FVTPL”);

  Available for sale (“AFS”);

  Held-to-maturity (“HTM”); and

  Loans and receivables.

The classification is determined at initial recognition and depends on the nature and purpose of the financial asset.

(i)	FVTPL financial assets

Financial instruments are classified as FVTPL when the financial instrument is held for trading or is designated as FVTPL.

A financial instrument is classified as held for trading if:

  It has been acquired principally for the purpose of selling in the near future;

  It is part of an identified portfolio of financial instruments that the Company manages and has an actual pattern of short-term profit-making; or

  It is a derivative that is not designated and effective as a hedging instrument.

Financial instruments classified as FVTPL are stated at fair value with any resultant gain or loss recognized in profit or loss.

The Company has no financial assets classified as FVTPL.

(ii)	AFS financial assets

Instruments held by the Company that are classified as AFS are stated at fair value. Gains and losses arising from changes in fair value are recognized directly in equity in the investments revaluation reserve. When an investment is disposed of or is determined to be impaired, the cumulative gain or loss previously recognized in the investments revaluation reserve is included in profit or loss for the period.

The fair value of AFS monetary assets denominated in a foreign currency is translated at the spot rate on the statement of financial position date. The change in fair value attributable to translation differences due to a change in amortized cost of the asset is recognized in profit or loss, while all other changes are recognized in equity/deficiency.

The Company has no financial assets classified as AFS.

(iii)	HTM financial assets

Investments are recognized on a trade-date basis and are initially measured at fair value, including transaction costs. After initial recognition, the Company carries the assets at amortized costs less impairment. The Company assesses its intention and ability to hold its held-to-maturity investments to maturity not only when those financial assets are initially recognized, but also at the end of each subsequent reporting period. The Company has no HTM financial assets.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCI AL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2018

(iv)	Loans and receivable

Trade receivables, loans, and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables.

Loans and receivables are initially recognized at the transaction value and subsequently carried at amortized cost less impairment losses. The impairment loss of receivables is based on a review of all outstanding amounts at year end. Bad debts are written off during the year in which they are identified. Interest income is recognized by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

The Company has classified receivables and cash as loans and receivables.

(v)	Effective interest method

The effective interest method calculates the amortized cost of a financial asset and allocates interest income over the corresponding period. The effective interest rate is the rate that discounts estimated future cash receipts over the expected life of the financial instrument, or, where appropriate, a shorter period.

(vi)	Derecognition of financial assets

A financial instrument is derecognized when:

  The contractual right to the asset’s cash flows expire; or

  If the Company transfers the financial instrument and all risks and rewards of ownership to another entity.

Financial liabilities:

Financial liabilities are classified into one of the following categories:

  Fair value through profit or loss; or

  Other financial liabilities.

The classification is determined at initial recognition and depends on the nature and purpose of the financial liability.

(i)	FVTPL financial liabilities

This category comprises derivatives, or liabilities acquired or incurred principally for the purpose of selling or repurchasing it in the near term. They are carried on the statement of financial position at fair value with changes in fair value recognized in the profit or loss. The Company has no liabilities classified as FVTPL.

(ii)	Other financial liabilities

These are initially measured at fair value, net of transaction costs, and are subsequently measured at amortized cost using the effective interest method, with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period.

The Company has classified accounts payable and accrued liabilities, loans from related parties, advances from joint venture partners, and convertible debt, as other financial liabilities.

(iii)	Derecognition of financial liabilities

Financial liabilities are derecognized when the Company’s obligations are discharged, cancelled or they expire.

Impairment

Financial assets

At each reporting date, the Company assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss as follows:

  Financial assets carried at amortized cost: The loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument’s original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED F INANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2018

  Available-for-sale financial assets: The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the statement of comprehensive loss. This amount represents the cumulative loss in accumulated other comprehensive income that is reclassified to profit or loss.

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. Impairment losses on available-for-sale equity instruments are not reversed.

Non-financial assets

At the end of each reporting period, the Company reviews the carrying amounts of its long lived assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the CGU to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual CGUs, or otherwise they are allocated to the smallest group of CGUs for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. If the recoverable amount of an asset or CGU is estimated to be less than its carrying amount, the carrying amount of the asset or CGU is reduced to its recoverable amount. An impairment loss is recognized in profit or loss.

Where an impairment loss subsequently reverses for assets with a finite useful life, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or CGU in prior periods. A reversal of an impairment loss is recognized in profit or loss.

Compound Financial Instruments

Compound financial instruments issued by the Company comprise convertible debt that can be converted into fixed number of common shares of the Company. The liability component of the compound financial instrument is recognized initially at the fair value of a similar liability that does not have any equity conversion option. The equity component is recognized as the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts. Should a compound financial instrument have more than one equity component, transaction costs are allocated to the equity components in proportion to their respective fair values.

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component of a compound financial instrument is not re-measured subsequent to initial recognition.

Income Taxes

Income tax expense consists of current and deferred tax expense. Income tax expense is recognized in the statements of comprehensive loss.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

Deferred taxes are recorded using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment occurs.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, it provides a valuation allowance against the excess.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2018

The following temporary differences do not result in deferred tax assets or liabilities:

  The initial recognition of assets or liabilities that do not affect accounting or taxable profit; and

  Goodwill.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset when they relate to income taxes levied by the same taxation authority.

4.	Significant Accounting Estimates and Judgments

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, profit and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and further periods if it affects both current and future periods.

Critical Judgments:

Acquisition of CHI

The Company acquired 100% of outstanding common shares of CHI (Note 6). The accounting treatment of such acquisitions is dependent upon whether the acquired entity constitutes a business in accordance with IFRS 3, Business Combinations.

A business usually consists of:

  Inputs

o	Any economic resource that creates, or has the ability to create, outputs, when one or more processes are applied to it.

  Processes

o	Any system, standard, protocol, convention or rule that when applied to an input or inputs, creates or has the ability to create outputs.

  Outputs

o

The result of inputs and processes applied to those inputs that provide or have the ability to provide a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members or participants.

Inputs and processes are essential elements that have to be present in order for an entity to be classified as a business. Although a business usually has outputs, they are not required for an integrated set of assets to qualify as a business.

CHI was set up for development of small-scale refinery projects in Indonesia. The entity was still in its early stage of development and did not have any licenses for the development of such projects. It therefore did not have any significant inputs or processes capable of producing outputs. As a result, the entity did not qualify as a business.

Recovery of deferred taxes

Judgment is required in determining whether deferred tax assets are recognized on the statement of financial position. Deferred tax assets require management to assess the likelihood that the Company will generate taxable income in future periods in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecasted cash flows and the application of existing tax laws in each jurisdiction. The Company has not recognized any deferred tax assets on the statement of financial position as at 30 June 2018.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2018

Critical Accounting Estimates:

Significant estimates relate to, but are not limited to:

Warrant valuation

The Company grants warrants in conjunction with private placements and as compensation for other investing and financing arrangements. The fair value of each warrant granted is estimated on the date of the grant using the Black-Scholes option pricing model. Expected volatility is based on historical stock price volatility of comparable companies in a similar stage of life cycle as the Company. The Company uses historical data to estimate the timing of warrant exercises within the valuation model. The risk-free interest rate for the expected term of the warrant is based on the yields of government bonds. When the Company determines it necessary to modify the terms of certain warrants, the Black-Scholes option pricing model is utilized at the date of the modification and uses the modified terms in order to calculate the incremental change in value of the original warrants if the warrants were originally issued as compensation.

Changes in these assumptions, especially the volatility and the expected life determination could have a material impact on the Company’s comprehensive loss for the year.

5.	Standards Issued but Not Yet Effective

Certain new standards, interpretations, amendments and improvements to existing standards were issued by the IASB or IFRIC, that are mandatory for accounting periods on after July 1, 2018. Many are not applicable or do not have a significant impact on the Company and have been excluded from the summary below.

IFRS 9 Financial Instruments

This standard and its consequential amendments have replaced IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9, except that an entity choosing to measure a financial liability at fair value will present the portion of any change in its fair value due to changes in the entity’s own credit risk in other comprehensive income, rather than within profit or loss. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39.

IFRS 9 is effective for the Company’s fiscal year beginning July 1, 2018. Due to the nature of the Company’s financial instruments, i.e. cash being the only financial asset and the loan from a related party and other accounts payable being the only financial liabilities, the adoption of the standard will not have any impact on the Company’s financial statements, with the exception of disclosure.

IFRS 16, Leases

This standard and its consequential amendments have replaced IAS 17 – Leases and its associated interpretative guidance. IFRS 16 applies a control model to the identification of leases, distinguishing between a lease and a service contract on the basis of whether the customer controls the asset being leased. For those assets determined to meet the definition of a lease, IFRS 16 introduces significant changes to the accounting by lessees, introducing a single, on-balance sheet accounting model that is similar to current finance lease accounting, with limited exceptions for short-term leases or leases of low value assets. Lessor accounting remains similar to current accounting practice. IFRS 16 is effective for annual periods beginning on or after January 1, 2019. The Company will apply the standard from 1 July 2019.

IFRIC 23, Uncertainty over Income Tax Treatment

The interpretation addresses the accounting for income taxes when tax treatments involve uncertainty. It specifically addresses the following:

  Whether an entity considers uncertain tax treatments separately;

  The assumptions an entity makes about the examination of tax treatments by taxation authorities;

  How an entity determines taxable profit or loss, tax bases, unused tax losses, unused tax credits, and tax rates; and

  How an entity considers changes in facts and circumstances.

An entity has to determine whether to consider each uncertain tax treatment separately or together with one or more other uncertain tax treatments. The approach that better predicts the resolution of the uncertainty should be followed.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCI AL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2018

The interpretation is effective for annual reporting periods beginning on or after 1 January 2019. The Company will apply the interpretation from 1 July 2019.

6.	Acquisition

The Company entered into a Joint Development Agreement dated 4 January 2017 (the "JDA") with Continental Hilir Indonesia Pte. Ltd. ("CHI"), a privately held Singapore company, regarding the development of small scale crude oil refinery projects in Indonesia.

On 31 August 2017, the Company closed a deal (the "CHI Transaction") with eight subscribers and shareholders (the “Subscribers”) of CHI, who had invested a total of $700,000 into CHI, consisting of $550,000 in cash and $150,000 in management services to CHI. CHI had made non-interest bearing reimbursable advances directly to the benefit of the Company of $381,666 in relation the JDA. Upon closure of the CHI Transaction the JDA between CHI and the Company was terminated and extinguished.

In accordance with separate settlement and disposition agreements with each one of the Subscribers, the Company reimbursed the entire $700,000 to the Subscribers by way of the issue of its own securities in an aggregate amount of 14,000,000 Units (the “Units”) at a value of $0.05 per Unit. Each Unit consisted of one common share of the Company and one warrant to purchase an additional common share at a fixed price of $0.10 per common share for a term of one year from issue.

Three of the Subscribers are also directors of the Company. The other subscribers are all arms-length and unrelated parties to the Company. Each one of the related parties received 1,000,000 of the Units upon issue on the same terms as the arms-length Subscribers. (Note 11) The allocation of the purchase price was as follows:

Fair value of 14,000,000 shares issued (Note 10)	$541,796
Fair value of 14,000,000 warrants issued (Note 10)	158,204
Total consideration	700,000
Net assets (liabilities) acquired from CHI
Prepayments and advances	98,277
Accounts payable and accrued liabilities	(115,000)
Cash advances settled	381,666
Net assets acquired	364,943
Transaction cost	$335,057

Subsequent to the closure of the CHI Transaction on 31 August 2017, the Company established a new subsidiary in Indonesia, PT Continental Hilir Indonesia ("PT-CHI") on 12 September 2017. PT-CHI has replaced CHI and has assumed the business objectives and purpose for which the Company and CHI originally entered the JDA. At the fiscal year end 30 June 2018, CHI is dormant and the Company plans to cause it to be dissolved in fiscal 2019.

7.	Capital Management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business development and to maintain a flexible capital structure for its projects for the benefits of its stakeholders. The Company’s principal source of funds is from the issuance of common shares.

In the management of capital, the Company includes the components of deficiency.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, enter into joint venture arrangements, acquire or dispose of assets, or adjust the amount of cash and short-term investments.

The Company’s investment policy is to invest any excess cash in highly liquid short-term interest-bearing investments selected with regard to the expected timing of expenditures from continuing operations.

The Company is not subject to any externally imposed capital requirements and there was no change in the Company’s capital management during the year ended 30 June 2018.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2018

8.	Financial Risk Management

The Company’s financial instruments are exposed to certain financial risks. The risk exposures and the impact on the Company’s financial instruments are summarized below.

Currency risk

The Company is primarily exposed to currency fluctuations relative to the U.S. dollar through expenditures that are denominated in foreign currencies. Also, the Company is exposed to the impact of currency fluctuations on its foreign currency monetary assets and liabilities.

The Company is exposed to foreign currency risk through the following financial assets and liabilities denominated in currencies other than U.S. dollars:

			Accounts
			payable and
			accrued
30 June 2018	Cash	Receivables	liabilities
Canadian dollars	987	10,016	(128,813)
Indonesian Rupiah	211,156,790	-	(341,664,000)
			Accounts
			payable and
			accrued
30 June 2017	Cash	Receivables	liabilities
Canadian dollars	5,012	3,212	(63,243)
Indonesian Rupiah	16,857,875	-	(304,510,667)
			Accounts
			payable and
			accrued
30 June 2016	Cash	Receivables	liabilities
Canadian dollars	-	1,662	(113,539)
Indonesian Rupiah	11,640,117	-	(28,443,867)

At 30 June 2018, with other variables unchanged, a 10% change in exchange rates would affect the loss by $9,860 (2017 -$6,397, 2016 – $10,631).

Credit risk

Credit risk is the risk of loss if a customer or third party to a financial instrument fails to meet its contractual obligations. The Company’s cash is held by reputable financial institutions. Receivables consist of goods and services taxes due from the Federal Government of Canada. Management believes that the credit risk concentration with respect to cash and receivables is remote.

Price risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings, or ability to obtain equity financing, due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices of oil and gas, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. Liquidity requirements are managed based on expected cash flows to maintain sufficient capital to meet short term obligations. As at 30 June 2018, the Company had a cash balance of $30,887 which is not sufficient to settle current liabilities of $614,625. The Company’s management continues to work on obtaining financing to meet these obligations and also on reaching alternative arrangements with relevant parties.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2018

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. As at 30 June 2018, the Company has a positive cash balance and its debt was interest free. The Company has no significant concentrations of interest rate risk arising from operations.

9.	Convertible Debt

Total
$
Balance on 30 June 2015	419,890
Interest	45,124
Balance on 30 June 2016	465,014
Interest	45,000
Balance on 30 June 2017	510,014
Interest	7,486
Conversion	(517,500)
Balance on 30 June 2018	-

On 21 September 2011, the Company issued a convertible promissory note for proceeds of $250,000. The promissory note paid interest at 18% per annum and could be converted to the common shares of the Company at $0.05 per share.

On 31 August 2017, the Company settled the convertible promissory note and accumulated interest thereon in an aggregate amount of $517,500 by the issue to the note holder of 10,350,000 units of the Company at $0.05 per unit. Each unit consisted of one common share of the Company and one warrant to purchase an additional common share at a fixed price of $0.10 per common share for a term of one year.

The fair value of the warrants included in the units amounted to $151,110 and was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield: 0%, expected stock price volatility: 125%, risk-free interest rate: 1.23%, expected life of warrants (years): 1.00. The Company recognized this fair value in its statement of loss as financing cost.

Upon conversion of the debt, the value of the conversion option of $92,966, previously recorded as a separate category within equity, was reclassified from conversion rights reserve to share capital.

10.	Share Capital

Authorized Share Capital

500,000,000 common shares without par value and without special rights or restrictions attached. 500,000,000 preferred shares without par value and with special rights or restrictions attached.

Shares issued

On 31 August 2017, the Company settled the convertible promissory note and accumulated interest thereon in an aggregate amount of $517,500 by the issue to the loan holder of 10,350,000 units of the Company at $0.05 per unit (Note 9). Each unit consisted of one common share of the Company and one warrant to purchase an additional common share at a fixed price of $0.10 per common share for a term of one year.

On 31 August 2017, the Company issued 14,000,000 units at a value of $0.05 per unit in connection with the acquisition of CHI (Note 6). Each unit consisted of one common share of the Company and one warrant to purchase an additional common share at a fixed price of $0.10 per common share for a term of one year. The units were recorded at their fair value, being $700,000 and pro-rated between common shares ($541,796) and the share purchase warrants ($158,204). The fair value of the share purchase warrants was estimated using the Black-Scholes

Continental Energy Corporation
NOTES TO THE CONSOLIDATED F INANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2018

option pricing model with the following assumptions: expected dividend yield: 0%, expected stock price volatility: 125%, risk-free interest rate: 1.21%, expected life of warrants (years): 1.00.

On 7 September 2017, 2,000,000 warrants with exercise price of $0.01 per share were exercised for gross proceeds of $20,000 (Note 11).

On 8 September 2017, pursuant to a private placement, the Company issued 1,000,000 units of the Company at $0.05 per unit, for proceeds of $50,000. Each unit consisted of one common share of the Company and one warrant to purchase an additional common share at a fixed price of $0.10 per common share for a term of one year. The Company allocated $41,876 to common shares and $8,124 to the share purchase warrants based on management’s estimate of relative fair values. The fair value of the share purchase warrants was estimated using the Black-Scholes option pricing model with the following assumptions: expected dividend yield: 0%, expected stock price volatility: 125%, risk-free interest rate: 1.21%, expected life of warrants (years): 1.00.

On 28 November 2017, pursuant to a private placement, the Company issued 6,000,000 units of the Company at $0.05 per unit, for proceeds of $300,000. Each unit consisted of one common share of the Company and one warrant to purchase an additional common share at a fixed price of $0.10 per common share for a term of one year. No brokers or finders’ fees were incurred. The Company allocated $283,554 to common shares and $16,446 to the share purchase warrants based on management’s estimate of relative fair values. The fair value of the share purchase warrants was estimated using the Black-Scholes option pricing model with the following assumptions: expected dividend yield: 0%, expected stock price volatility: 125%, risk-free interest rate: 1.61%, expected life of warrants (years): 1.00.

On 29 December 2017, the Company issued 1,000,000 common shares to settle a payable to the CEO of $50,000. These common shares had a fair value of $0.02 per share on the date of issuance for a total value of $20,000, resulting in gain on settlement of debt of $30,000.

On 2 January 2018, the Company issued 6,000,000 common shares to settle a payable to the CEO and the CFO of $300,000. These common shares had a fair value of $0.016 per share on the date of issuance for a total value of $96,000, resulting in gain on settlement of debt of $204,000.

There were no common or preferred shares issued during the previous years ended 30 June 2017 and 2016.

Stock options

The Company has an approved incentive stock option plan under which the Board of Directors may, from time to time, grant options to directors, officers, employees or consultants. Options granted must be exercised within a period as determined by the board. Options vest on the grant date unless otherwise determined by the board. The aggregate number of common shares which may be reserved as outstanding options shall not exceed 25,000,000, and the maximum number of options held by any one individual at any one time shall not exceed 7.5% of the total number of the Company's issued and outstanding common shares and 15% of same for all related parties (officers, directors, and insiders) as a group.

A reconciliation of the Company’s stock options outstanding on 30 June 2018 is as follows:

		Weighted Average
	Number of	Exercise Price
	Options	$ per Share
Outstanding on 30 June 2015	6,800,000	0.05
Expired	(6,800,000)	0.05
Outstanding on 30 June 2016 and 2017	-	-
Issued	4,500,000	0.15
Outstanding on 30 June 2018	4,500,000	0.15

On 31 August 2017, a total of 4,000,000 stock options were granted to directors and officers of the Company, with an exercise price of $0.15 and a term expiring on 31 August 2018. The fair value of these stock options was determined to be $40,800, which was charged to the statement of loss and comprehensive loss as share-based payments expense.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED F INANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2018

On 16 October 2017, a total of 500,000 stock options were granted an officer of the Company, with an exercise price of $0.15 and a term expiring on 17 October 2018. The fair value of these stock options was determined to be $1,150, which was charged to the statement of loss and comprehensive loss as share-based payments expense.

The fair value of the options granted was estimated using the Black-Scholes option pricing model, with the following assumptions:

Year Ended
30 June 2018
Expected dividend yield	Nil
Expected stock price volatility	125%
Risk-free interest rate	1.25%
Expected life of options (years)	1.00

A summary of the Company’s options outstanding on 30 June 2018 is as follows, and in total have a weighted average remaining contractual life of 0.18 years:

Options	Options	Exercise	Expiry
Outstanding	Exercisable	Price	Date
4,000,000	4,000,000	$0.15	31 August 2018
500,000	500,000	$0.15	17 October 2018
4,500,000	4,500,000

Subsequent to the year ended 30 June 2018, all 4,500,000 options expired unexercised.

Warrants

A reconciliation of the Company’s warrants outstanding is as follows:

		Weighted Average
	Number of	Exercise Price
	Warrants	$ per Share
Outstanding on 30 June 2015	9,462,500	0.05
Issued	2,000,000	0.01
Expired	(8,912,500)	0.05
Outstanding on 30 June 2016	2,550,000	0.03
Expired	(550,000)	0.10
Outstanding on 30 June 2017	2,000,000	0.01
Issued	31,350,000	0.10
Exercised	(2,000,000)	0.01
Outstanding on 30 June 2018	31,350,000	0.10

On 13 October 2015, as an incentive for a loan from a director, the Company issued 2,000,000 share purchase warrants with an exercise price of $0.01 per share and expiry date of 31 December 2017. The Company calculated the fair value of these warrants to be $26,200 which was charged to the statement of loss and comprehensive loss as share-based payments. The fair value of the 2,000,000 warrants issued was estimated using the Black-Scholes option pricing model, with the following assumptions: expected dividend yield: 0%, expected stock price volatility: 86%, risk-free interest rate: 0.64%, expected life of warrants (years): 2.22.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2018

A summary of the Company’s warrants outstanding on 30 June 2018 is as follows:

Number of Shares	Price Per Share	Expiry Date

10,350,000	$0.10	31 August 2018
14,000,000	$0.10	31 August 2018
1,000,000	$0.10	8 September 2018
6,000,000	$0.10	29 November 2018
31,350,000

Subsequent to the year ended 30 June 2018, a total of 10,350,000 warrants expired unexercised on 31 August 2018. The term and exercise price of 15,000,000 outstanding and unexercised share purchase warrants were amended to reflect a reduction in exercise price from $0.10 each to $0.05 each and an extension of their term and expiry date from 31 August (14,000,000) and 8 September 2018 (1,000,000) until a new expiry date on 30 June 2020.

11.	Related Party Transactions

Key management personnel include persons having the authority and responsibility for planning, directing and controlling the activities of the Company as a whole, and includes the Company’s CEO, CFO, VP of Business Development, and its directors.

As at 30 June 2018, $320,951 (30 June 2017 - $789,099) was payable to the directors and officers of the Company as salary, fees, or other compensation. These amounts are included in accounts payable and accrued liabilities and are unsecured and non-interest bearing.

During the year ended 30 June 2018, the Company paid or accrued salary, fees, or other compensation to the directors and officers of the Company in the amount of $148,604 (2017 - $275,470, 2016 - $282,915).

During the year ended 30 June 2018, the Company’s CEO voluntarily suspended and terminated payment and accrual of salary commencing from 1 July 2017 and continuing until such time as the Company’s financial condition permits a resumption of such cost. The CEO also forgave $75,000 in accrued and unpaid salary and converted $150,000 in accrued and unpaid salaries into 3,000,000 common shares of the Company (Note 10).

During the year ended 30 June 2018, the CFO of the Company forgave $72,494 in accrued and unpaid salary converted $200,000 in accrued and unpaid salaries into 4,000,000 common shares of the Company (Note 10).

The Company’s CFO resigned effective 31 December 2017, and commencing from 1 January 2018, the CFO agreed to continue as the “Acting CFO” without additional compensation, until such time as a replacement is appointed. At 30 June 2018 the Company owed the CFO a balance in the total amount of $105,000 for accrued but unpaid accumulated compensation.

As at 30 June 2018, the Company has a loan payable to its CEO to $87,500. During the two fiscal years ended 30 June 2017, the CEO of the Company loaned a total of $87,500 to the Company for assistance with working capital. The Loan is interest free with no fixed repayment terms.

During the fiscal year ended 30 June 2018, an aggregate amount of $13,100 in personal loans made in Fiscal 2016 and Fiscal 2017 to the Company by a non-executive director was offset and repaid in full and an amount of 2,000,000 warrants issued by the Company to the same director on 13 October 2015 were exercised at the warrant exercise price of $0.01 per share for cash proceeds of $20,000. (Note 10).

During the year ended 30 June 2018, the Company granted 4,500,000 incentive stock options to its directors and officers, with an exercise price of $0.15 and term of one year. The fair value of these incentive stock options was determined to be $41,950, using Black Scholes Option Pricing model (Note 10).

The Company issued 3,000,000 Units of its securities, each Unit consisting of one common share and one warrant to purchase an additional common share at a price of $0.10 for one year, to three directors of the Company, in conjunction with the CHI Transaction (Note 6). Each director received 1,000,000 units.

12.	Income Taxes

The Company is domiciled in Canada and is therefore subject to tax on estimated assessable profit at the rate of 27.00% (2017 – 26.00%, 2016 – 26.00%). The Company has no assessable profit in Canada.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2018

The tax expense at statutory rates for the Company can be reconciled to the reported income taxes per the statement of loss as follows:

	Year Ended	Year Ended	Year Ended
	30 June 2018	30 June 2017	30 June 2016
	$	$	$
Loss before income taxes	(712,711)	(439,606)	(473,289)
Federal and provincial statutory tax rate	27.00%	26.00%	26.00%
Income tax recovery based on the above rates	(192,432)	(114,298)	(123,055)
Non-deductible expenses and other	164,973	16,998	88,524
Change in tax rates	(102,075)	-	-
Losses and temporary differences for which no
tax benefit has been recorded	129,534	97,300	34,531
Total income taxes	-	-	-

The Company’s unrecognized deferred tax assets are as follows:

	30 June 2018	30 June 2017
	$	$
Non-capital losses	2,008,565	1,900,656
Capital losses	388,967	380,085
Resource properties	397,263	388,191
Capital assets	142,323	138,883
Share issue costs and other	10,149	9,918
Total unrecognized deferred tax assets	2,947,267	2,817,733

In assessing the recoverability of deferred tax assets other than deferred tax assets resulting from the initial recognition of assets and liabilities that do not affect accounting or taxable profit, the Company’s management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

The Company has non-capital loss carry-forwards of approximately $7,457,000 that may be available for tax purposes as follows:

Expiring in	Canada	Indonesia	Total
	$	$	$
2023	-	236,000	236,000
2027	1,113,000	-	1,113,000
2028	1,003,000	-	1,003,000
2029	1,071,000	-	1,071,000
2030	621,000	-	621,000
2031	430,000	-	430,000
2032	447,000	-	447,000
2033	453,000	-	453,000
2034	389,000	-	389,000
2035	785,000	-	785,000
2036	449,000	-	449,000
2037	444,000	-	444,000
2038	16,000	-	16,000
Non-capital loss carry-forwards	7,221,000	236,000	7,457,000

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2018

13.	Supplemental cash flow information

		Year Ended	Year Ended	Year Ended
Non-Cash Investing and	Note	30 June 2018	30 June 2017	30 June 2016
Financing Activities		$	$	$

Acquisition of CHI	6	700,000	-	-

Convertible debt settlement	9	668,610	-	-

Common shares issued in
settlement of accrued and	11	116,000	-	-
unpaid salaries

Reallocation of conversion
rights reserve on settlement of	9	92,966	-	-
convertible debt

Incentive share purchase	10	-	-	26,200
warrants for loan

Reallocation of share-based
payment and other reserve on		26,200	-	-
warrant exercise

14.	Segmented Information

The Company currently operates in only one segment which is geographically concentrated within the Republic of Indonesia.

15.	Subsequent Events

1.

In a letter to the Company dated 21 February 2018 the Canadian Securities Exchange ("CSE") approved the Company for listing subject to the Company a) providing acceptable emerging markets issues disclosure, b) confirmation of its audit committee composition, c) completion of financing sufficient to meet 12 month objectives (approximately USD 1 million, and d) completion of any and all outstanding CSE application documentation and payment of fees pursuant to the CSE's policies. A date for trading is to be determined upon confirmation of the conditions being met. As at the date of these financial statements the Company is making arrangements to satisfy the conditions and complete the CSE listing.

2.

On 1 September 2018 the Company issued three promissory notes to unrelated arms-length parties for an aggregate principal amount of USD 100,000 in respect of unpaid accounts payable and accrued liabilities of CHI assumed by the Company on closure of the CHI Transaction (Note 6). The notes each have a term of two years and bear non-compounding simple interest at a rate of nine (9%) per year on the unpaid balance commencing from 1 September 2017.

3.

On 26 September 2018 the Company issued 7,000,000 units, at $0.05 per unit, as part of a private placement that raised cash proceeds for the Company of $350,000. Each unit consists of one common share and one warrant to purchase an additional common share at a price of $0.05 for a period expiring on 30 June 2021.

4.	On 26 September 2018 the Company issued 350,000 common shares at a value of $0.05 per share to an officer of the Company in exchange for extinguishing a $17,500 debt.

---oOo---

CONTINENTAL ENERGY CORPORATION

FORM 51-102F1

Management’s Discussion and Analysis

For the Fourth Quarter and Fiscal Year Ended on 30 June 2018

This Management Discussion and Analysis (“MD&A”) has been prepared by the management of Continental Energy Corporation (the "Company") as of 29 October 2018 (the "Report Date").

This MD&A pertains to the three (3) months quarter ended 30 June 2018 that is hereinafter referred to as "This Quarter". This Quarter corresponds to the "Fourth Quarter" ending the Company's fiscal year. Therefore, this MD&A also pertains to the twelve (12) months period of the Company's fiscal year ended 30 June 2018 ("Fiscal 2018").

This MD&A is intended to be read in conjunction with the audited annual consolidated financial statements, the notes thereto, and the auditor's report to the Company for its Fiscal 2018 year ended on 30 June 2018 (the "Audited Annual Financial Statements") that are published and filed herewith.

This MD&A is intended to supplement and complement the unaudited, condensed, interim, consolidated quarterly financial statements (the "Interim Financial Statements") that were separately prepared and filed by management, on similar forms with similar management discussion, for each one of the preceding three Fiscal 2018 quarters, ended on 30 September 2017, on 31 December 2017, and on 31 March 2018.

The financial statements published and filed herewith are consolidated and include the accounts of the Company's two operating subsidiaries established during Fiscal 2018 as listed following and as more fully described in Part-11 of this MD&A:

  PT Continental Hilir Indonesia ("PT-CHI"), a new subsidiary incorporated on 12 September 2017.

  PT Kilang Kaltim Continental ("KKC"), a new subsidiary incorporated on 5 December 2017.

All financial information presented herein, and in the Interim Financial Statements, and in the Audited Annual Financial Statements has been prepared in accordance with accounting policies consistent with International Financial Reporting Standards (“IFRS”) promulgated by the International Accounting Standards Board. All amounts disclosed are in United States dollars unless otherwise stated.

PART - 1 : NATURE OF BUSINESS

The Company is an emerging developer of conventional and alternative energy capacity integrated with upstream and downstream petroleum supply within the Republic of Indonesia. Why Indonesia? Already a G20 member, Indonesia is predicted by the World Bank to grow to the 4th largest economy in the world by 2045.

PART - 2 : HIGHLIGHT EVENTS DURING THIS QUARTER

Significant events which may have a material effect on the business affairs of the Company that have occurred during This Quarter are summarized below:

Maloy Refinery Tax Holiday

In a news release dated 25 April 2018 the Company announced that the Company's Maloy Refinery business has been designated a "Pioneer Industry" and as such will be eligible for a newly announced Indonesian corporate income tax holiday.

Indonesia's Ministry of Finance this month issued a new "Tax Holiday" policy to encourage new investments in certain specified, strategic industries and business sectors that it designates as "Pioneer Industries". Integrated oil and gas refineries such as the Maloy Refinery project currently being developed by the Company's PT Kilang Kaltim Continental ("KKC") subsidiary are included in the list of designated Pioneer Industries. The new Tax Holiday policy confers a corporate income tax reduction for any Pioneer Industry for a fixed term. The length of the term is dependent upon the amount of total capital investment.

Accordingly, the Company's KKC subsidiary expects to receive a Tax Holiday facility of 100%, and pay zero corporate income tax, for a period of 7 years commencing from the date of first commercial production and sale of refined products from the Maloy Refinery. After the initial 7 year tax free period, an additional 2 years period applies during which KKC shall pay income tax at a 50% reduced rate. Indonesia's current corporate income tax rate is otherwise a flat 25% on taxable income.

Conditional Financing Arrangement For Maloy Refinery

In a news release dated 8 May 2018 the Company announced that it has entered into a conditional financing arrangement with a privately owned, multi-national, refined petroleum products trading company group (the "Investor") for the Company's Indonesian subsidiary, PT Kilang Kaltim Continental ("KKC"), and the development of KKC's Maloy Refinery.

The arrangement, and closing of any transaction, is subject to and conditional upon the Investor independently arranging its own finance and securing a long term crude oil or condensate refinery feedstock supply in such amounts and upon such terms and conditions that are satisfactory to the Investor, and to definitive transaction agreements.

Under the pre-agreed general terms of the conditional agreement between the Investor, the Company, and KKC; the Investor will earn an 80% majority and controlling interest in KKC by providing 100% of KKC's capital investment and funding requirements to realize the Maloy Refinery development, and also undertaking obligations to 1) supply or otherwise guarantee long term crude oil or condensate feedstock to the Maloy Refinery, and 2) take delivery or otherwise guarantee long term refined products and fuels offtake from the Maloy Refinery.

The Company's 20% share of KKC financing requirements shall be advanced by the Investor on the Company's behalf, and the Company shall repay the cumulative amount of such non-interest bearing advances to the Investor from an 80% portion of the Company's 20% entitlement share of income and/or dividends distributions as and when such are received from KKC.

At such time as the conditions of closing are met, and mutually agreeable definitive closing agreements are entered, the transaction shall close and the Company shall thereafter retain and own a 20% shareholding in KKC, which shall act as an incorporated joint venture between the Company and the Investor. KKC will continue to own and operate 100% of the Maloy Refinery.

2 . 1	Share Purchase Warrants Activity During This Quarter

During This Quarter, the following activity involving the Company’s share purchase warrants occurred:

  Exercises - No outstanding share purchase warrants were exercised.

  New Issues - No new issues of share purchase warrants were made.

  Expiry - No share purchase warrants expired.

  Amendments - No amendments were made to the terms of any outstanding share purchase warrants.

2 . 2	Incentive Stock Options Activity During This Quarter

During This Quarter, the following activity involving the Company’s incentive stock options occurred:

  Exercises - No outstanding incentive stock options were exercised.

  New Grants - No new incentive stock options were granted.

  Expiry - No outstanding and unexercised incentive stock options expired.

  Amendments - No amendments were made to the terms of any outstanding incentive stock options.

2 . 3	Common Share Conversion Rights Activity During This Quarter

During This Quarter, the following activity involving the common share conversion rights issued by the Company occurred:

  Exercises - There were no exercises of outstanding common share conversion rights.

  New Issues - There were no new common shares conversion rights issued.

  Expiry - No outstanding common shares conversion rights expired.

  Amendments - No amendments were made to the terms of any outstanding common share conversion rights.

2 . 4	New Shares Issues During This Quarter

During This Quarter, there were no new common shares issued.

PART - 3 : SHAREHOLDING AT THE END OF THIS QUARTER AND FISCAL 2018

As at the end of This Quarter and end Fiscal 2018, the Company’s share capital was issued or held in reserve as follows:

163,365,381	common shares were issued and outstanding.
31,350,000	unexercised warrants were issued and outstanding.
4,500,000	unexercised stock options were issued and outstanding.
Nil	common shares were held in reserve against convertible debt.
Nil	preferred shares were issued and outstanding.

PART - 4 : SUBSEQUENT EVENTS TO THE REPORT DATE

Significant events which may have a material effect on the business affairs of the Company that have occurred subsequent to the end of This Quarter and up to the Report Date are summarized below:

Termination of Conditional Agreement for Potential Acquisition of Upstream Oil & Gas Property

In a news release dated 18 September 2018 the Company announced it had terminated a conditional agreement to participate in the BK Block. As per a previous news release dated 28 August 2017 the Company announced it had entered into a conditional agreement with a privately owned Indonesian company (the "seller") to make a private placement and fund a share of exploration work commitments and thereby earn a 25% joint venture stake in the BK Block upstream oil and gas property, subject to certain pre-conditions being met by the seller. The seller has been unable to satisfy the pre-conditions to closing and has advised the Company it is terminating the conditional agreement to pursue alternative offers for its property.

Withdrawal from Conditional Agreement with Potential Strategic Partner for Maloy Refinery

In a news release dated 18 September 2018 the Company announced it had withdrawn its offer and effectively terminated a conditional agreement with a prospective financier and strategic partner for the Company's Maloy Refinery project. In a previous news release dated 8 May 2018 the Company announced it had entered into a conditional agreement with a privately owned petroleum products trading company (the "buyer") to earn an 80% joint venture stake in both the Company's Indonesian subsidiary, PT Kilang Kaltim Continental ("KKC") and KKC's refinery development project, subject to the buyer independently arranging 100% of the refinery project finance; securing long term feedstock and product offtake agreements for KKC; and concluding definitive transaction agreements with KKC and the Company. Up to 18 September 2018 the buyer had not satisfied any of these conditions. The Company and KKC have withdrawn the offer to the buyer to earn a participating interest in KKC and terminated the conditional agreement and further negotiations.

Subsidiary Engages Advisor

In a news release dated 9 October 2018 the Company announced its Indonesian subsidiary PT Kilang Kaltim Continental ("KKC") has engaged a specialist in arranging commercial trade contracts and structuring project finance to assist and advise KKC with the development and realization of KKC's Maloy Refinery. Buck Hill Capital Partners, LLC is a Houston based firm whose partners have over 45 years of combined experience in arranging guaranteed energy commodity trading contracts and the structuring of finance for energy infrastructure projects.

4 . 1	Share Purchase Warrants Activity: Since This Quarter End and Up to the Report Date

  Exercises - No outstanding share purchase warrants were exercised.

  New Issues - A total of 7,000,000 new share purchase warrants were issued pursuant to units of private placements and each warrant has an exercise price of $0.05 with an expiry date of 30 June 2021.

  Expiry - A total of 10,350,000 outstanding and unexercised share purchase warrants expired on 31 August 2018.

  Amendments - The term and exercise price of 15,000,000 outstanding and unexercised share purchase warrants were amended to reflect a reduction in exercise price from $0.10 each to $0.05 each and an extension of their term and expiry date from 31 August (14,000,000) and 8 September 2018 (1,000,000) until a new expiry date on 30 June 2020.

4 . 2	Incentive Stock Options Activity: Since This Quarter End and Up to the Report Date

  Exercises - No outstanding incentive stock options were exercised.

  New Grants - No new incentive stock options were granted.

  Expiry - A total of 4,000,000 outstanding and unexercised incentive stock options expired on 31 August 2018 and an additional 500,000 expired on 17 October 2018.

  Amendments - No amendments were made to the terms of any outstanding incentive stock options.

4 . 3	Conversion Rights Activity: Since This Quarter End and Up to the Report Date

  Exercises - There were no exercises of outstanding common share conversion rights.

  New Issues - There were no new common shares conversion rights issued.

  Expiry - No outstanding common shares conversion rights expired.

  Amendments - No amendments were made to the terms of any outstanding common share conversion rights.

4 . 4	New Shares Issues: Since This Quarter End and Up to the Report Date

  A total of 7,000,000 new common shares were issued as part of a private placements of units, each unit consisting of one common share and one warrant at an issue price of $0.05 per unit.

  A total of 350,000 new common shares were issued to an officer of the Company in exchange for extinguishing US$ 17,500 in debt.

  No new preferred shares were issued.

PART - 5 : SHAREHOLDING AT THE REPORT DATE

As at the Report Date of this MD&A, the Company’s share capital is issued or held in reserve as follows:

170,715,381	common shares were issued and outstanding.
28,000,000	unexercised warrants were issued and outstanding.
Nil	unexercised stock options were issued and outstanding.
Nil	common shares were held in reserve against convertible debt.
Nil	preferred shares were issued and outstanding.

PART - 6 : FINANCIAL RESULTS OF OPERATIONS

Selected Annual Information for Last Three Fiscal Years

The following table sets out selected annual financial information for the Company and is derived from its audited, consolidated financial statements for the last three fiscal years ended 30 June 2018, 2017, and 2016 respectively.

	US$	2018	2017	2016
Revenue		Nil	Nil	Nil
Expenses		(607,488)	(441,858)	(474,830)
Net Loss for the Year		(712,711)	(439,606)	(473,289)
Basic and Diluted Loss per Share		(0.00)	(0.00)	(0.00)
Total Assets		77,949	54,105	7,378
Total Long-Term Liabilities		Nil	Nil	Nil
Dividends Declared		Nil	Nil	Nil

Summary of Quarterly Results for the Last Eight Quarters

The following table sets out selected and unaudited quarterly financial information for the Company for its last eight quarters and is derived from Interim Financial Statements prepared by management in accordance with accounting policies consistent with IFRS.

			Attributable to Shareholders of the Company
		Total Net		Income (loss)	Basic & Diluted
	Revenue		Income (loss)	From Continued	Per Share
		Income (loss)		Operations	Income (loss)
Quarter-4 of Fiscal 2018	Nil	(10,974)	(10,974)	(10,974)	(0.00)
Quarter-3 of Fiscal 2018	Nil	144,751	144,751	144,751	0.00
Quarter-2 of Fiscal 2018	Nil	(13,170)	(13,170)	(13,170)	(0.00)
Quarter-1 of Fiscal 2018	Nil	(833,318)	(833,318)	(833,318)	(0.01)
Quarter-4 of Fiscal 2017	Nil	(153,772)	(153,772)	(153,772)	(0.00)
Quarter-3 of Fiscal 2017	Nil	(102,285)	(102,285)	(102,285)	(0.00)
Quarter-2 of Fiscal 2017	Nil	(92,091)	(92,091)	(92,091)	(0.00)
Quarter-1 of Fiscal 2017	Nil	(91,458)	(91,458)	(91,458)	(0.00)

  Quarterly results will vary in accordance with the Company’s business and financing activities. The Company’s primary source of funding is through the issuance of share capital. When the capital markets are depressed, the Company’s activity level normally declines accordingly. As capital markets strengthen and the Company is able to secure equity financing with favorable terms, the Company’s business activity levels increase.

  Non-cash transactions of the Company such as issuance of common shares to settle debt and the valuations of share based payments expenses also affect the size of the Company’s quarterly income (loss).

  The significant increase in the loss incurred by the Company during Quarter-1 of Fiscal 2018 is due to the non-cash costs incurred for the acquisition of Continental Hilir Indonesia Pte. Ltd. and the settlement of convertible promissory note by issue of shares. The lower loss incurred during Quarter 4 of Fiscal 2018 is as a result of the Company updating its financial estimate with respect the acquisition of Continental Hilir Indonesia Pte. Ltd.

  The lower loss during Quarter-2 of Fiscal 2018 as well as net income during Quarter-3 of Fiscal 2018 resulted from the Company’s efforts to settle its debt through alternative means. The gain from settlement of debt through forgiveness or issuance of the common shares of the Company amounted to $307,838 during the periods, reducing the overall expenditures incurred by the Company.

PART - 7 : COMPARATIVE RESULTS OF OPERATIONS

Current and Comparative Fiscal Years

The results of the Company's business operations during the twelve (12) months period and Fiscal Year ended 30 June 2018 (the “Current Fiscal Year”) compared with those of the Company's previous twelve (12) months period and Fiscal Year ended 30 June 2017 (the “Comparative Fiscal Year”) are:

a)

Overall, the Company incurred a loss from operations during the Current Fiscal Year of $712,711 compared to a loss of $439,606 for the Comparative Fiscal Year, an increase in loss of $273,105 primarily due to non-cash costs such as the financing cost on the payoff of convertible debt and a transaction cost on an acquisition. The Company issued its common shares for both these transactions. The Company also recorded a gain on settlement of previously payable management fees through issuance of its common shares, reducing the impact of these non-cash costs.

b)	The Company incurred a loss per share of $0.00 in the Current Fiscal Year and $0.00 in the Comparative Fiscal Year.

c)

The Company’s administrative costs were higher by $165,630 in 2018 compared to 2017, primarily due to the Company’s increased activity. The Company incurred higher professional and filing fees, office costs and travel expenses (in combination higher by $262,189 in comparison to 2017) to get its listing status reinstated and expand its business plans to become a developer of crude oil refineries. As a result, the Company also incurred $25,000 in engineering studies on the Maloy refinery. These higher costs were offset primarily by lower management fees (by $126,206) due to the Company’s CEO suspending his salary for the entire fiscal year and the resignation of the Company’s CFO during part of the year and him not charging any fees in the capacity of the Acting CFO. The Company’s interest costs were lower in 2018 by $37,304 due to the settlement of its convertible debt. All other expenses incurred during Fiscal 2018 remained consistent with Fiscal 2017.

d)	Share-based payments expenses were $41,950 during the Current Fiscal Year compared to $ nil during the Comparative Fiscal Year.

e)

Cash used in operating activities during the Current Fiscal Year was $430,847 compared to $307,222 used in the Comparative Fiscal Year, due to the Company’s higher activities during the Current Fiscal Year.

f)	Cash raised from investing activities was $ nil during both the Current Fiscal Year and the Comparative Fiscal Year.

  Net cash raised from financing activities during the Current Fiscal Year was $436,576 compared to $331,090 raised during the Comparative Fiscal Year During Fiscal 2018, the funds raised by the Company were primarily as a result of private placements whereas during Fiscal 2017, the Company had primarily received advances from its joint venture partners.

Current and Comparative Quarters

The results of the Company's business operations during the quarter and three (3) months period ended 30 June 2018 (the “Current Quarter”) compared with those of the quarter and three month period ended 30 June 2017 (the “Comparative Quarter”) are:

a)

Overall, the Company incurred a loss from operations during the Current Quarter of $10,974 compared to a loss of $153,772 for the Comparative Quarter, a decrease of $142,798, primarily as a result of the change in estimate of the value of the unit consideration provided by the Company upon the acquisition of CHI, which resulted in a gain during the Current Quarter of $199,368.

b)	The Company incurred a loss per share of $0.00 in the Current Quarter and the Comparative Quarter.

c)

The Company’s administrative costs were higher by $55,918 in the Current Quarter compared to the Comparative Quarter, primarily due to higher activities related to the Company’s foreign operations, as described above.

d)	Share-based payments expense was $ nil during the Current Quarter and the Comparative Quarter.

PART - 8 : LIQUIDITY AND CAPITAL MANAGEMENT

As at the end of this Fiscal Year 2018 on 30 June 2018, the Company’s Audited Annual Financial Statements reflect a working capital deficit of $536,676 compared to a working capital deficit of $1,721,256 at the end of the prior Fiscal 2017 year.

During this Fiscal Year, the Company spent $430,847 on its operations. It received $350,000 in unit private placements and $20,000 from exercise of warrants, and also received a further $79,676 from CHI in reimbursable cash advances. The Company also repaid a loan from a director of $13,100, for net cash flows from financing activities of $436,576.

The Company has no significant operations that generate cash flow and its long term financial success is dependent on management’s ability to develop new business opportunities which become profitable. These undertakings can take many years and are subject to factors that are beyond the Company’s control.

In order to finance the Company’s growth and develop new business opportunities and to cover administrative and overhead expenses, the Company raises money through equity sales and from the exercise of convertible securities. Many factors influence the Company’s ability to raise such funds, including the health of the capital markets, the climate for investment in the sectors the Company is considering, the Company’s track record, and the experience and caliber of its management.

The Company does not have sufficient funds to meet its administrative requirements and new business development objectives over the next twelve months. Actual funding requirements may vary from those planned due to a number of factors, including providing for new opportunities as they arise. The Company believes it will be able to raise the necessary capital it requires, but recognizes there will be risks involved that may be beyond its control. The Company is actively sourcing new capital.

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business development and to maintain a flexible capital structure for its projects for the benefits of its stakeholders. The Company's principal source of funds is from the issuance of common shares. In the management of capital, the Company includes the components of shareholders’ equity as well as cash and receivables.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, enter into joint venture arrangements, acquire or dispose of assets, or adjust the amount of cash and short-term investments. The Company’s investment policy is to invest its cash in liquid short-term interest-bearing investments selected with regard to the expected timing of expenditures from continuing operations. The Company is not subject to any externally imposed capital requirements and there was no change in the Company’s capital management during the period ended 30 June 2018.

PART - 9 : RISKS AND UNCERTAINTIES

The Company has no history of profitable operations and is currently in the early stages of its development. As such, the Company is subject to many risks common to such enterprises, including under-capitalization, cash shortages and limitations with respect to personnel, financial and other resources and the lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered in light of its early stage of operations.

The Company has no source of operating cash flow and no assurance that additional funding will be available to it to take advantage of further growth and development of new opportunities and projects when required. Although the Company has been successful in the past in obtaining financing through the sale of equity securities or joint ventures, there can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Failure to obtain such additional financing could result in the delay or indefinite postponement of further growth or new opportunity development.

The Company is very dependent upon the personal efforts and commitment of its existing management and directors. To the extent that management's services would be unavailable for any reason, a disruption to the operations of the Company could result, and other persons would be required to manage and operate the Company.

PART - 10 : RELATED PARTY TRANSACTIONS

10 . 1	Related Party Balances

At the 30 June 2018 end of Fiscal 2018, $320,951 (2017 - $789,099) was payable to the Company's CEO and CFO and Vice President as salary and/or fees. These amounts are included in accounts payable and accrued liabilities and are unsecured and non-interest bearing.

During previous fiscal years ended 30 June, the CEO of the Company loaned $26,000( 2016 - $61,500) to the Company for assistance with working capital. As at 30 June 2018, the total loan payable to him amounted to $87,500. This loan is interest free with no fixed repayment terms.

10 . 1	Transactions With Related Parties

a )

The Company issued 3,000,000 "units" of its securities, each unit consisting of one common share and one warrant to purchase an additional common share at a price of $0.10 for one year, to three directors of the Company. Each director received 1,000,000 units. The units were issued to the directors as payment of earned compensation due them from Continental Hilir Indonesia Pte. Ltd. ("CHI") at the 31 August 2017 date of acquisition of CHI as a part of the CHI Transaction described in Note 6 of the accompanying Audited Annual Financial Statements.

b )

During the year ended 30 June 2018, an aggregate amount of $13,100 in personal loans made in Fiscal 2016 and Fiscal 2017 to the Company by a non-executive director was offset and repaid in full and an amount of 2,000,000 warrants issued by the Company to the same director were exercised at the warrant exercise price of $0.01 per share for cash proceeds of $20,000.

c )

During the year ended 30 June 2018, the CEO of the Company forgave and extinguished an amount $75,000 in accumulated unpaid salary and converted and exchanged an additional amount of $150,000 in accumulated unpaid salary balance into 3,000,000 common shares of the Company.

d )

In a letter to the Board of Directors dated 14 December 2017 the CFO of the Company resigned and terminated his management agreement with effect upon 31 December 2017. In the letter, the CFO forgave and extinguished an amount of $72,494 in accumulated unpaid salary balance due to the CFO. Additionally, the CFO agreed to convert an amount of $200,000 accumulated unpaid salary balance due to the CFO into 4,000,000 common shares of the Company which were issued on 2 January 2018.

e )

During the year ended 30 June 2018, the Company granted 4,500,000 incentive stock options to its directors and officers, with an exercise price of $0.15 and term of one year. The fair value of these incentive stock options was determined to be $41,950, using Black Scholes Option Pricing model

f )

Subsequent to 30 June 2018, a total of 350,000 common shares were issued to the Company's Vice President of Business Development in exchange for extinguishing $17,500 in debt for accumulated but unpaid compensation.

10 . 2	Compensation Of Key Management Personnel

a )

During the twelve (12) months ended 30 June 2018, the Company paid or accrued salary, fees, or other compensation to the CEO, the CFO, and the Vice President of Business Development of the Company in the amounts of $17,250, $63,647 and $33,207, respectively (30 June 2017 - $150,000, $125,470 and nil, respectively). The Company also paid a total of $34,500 to certain non-executive directors for fees in relation to the management of the Company’s subsidiaries in Jakarta.

b )

In a letter to the Board of Directors dated 30 September 2017 the CEO of the Company voluntarily suspended and terminated payment and accrual of salary to the CEO commencing retroactively to 1 July 2017 and continuing until such time as the Company's financial condition permits a resumption and such resumption is approved by the Board of Directors. Accordingly, during the twelve (12) months ended 30 June 2018 the Company did not pay or accrue salary for the CEO.

c)

In a letter to the Board of Directors dated 14 December 2017 the CFO of the Company resigned his office with effect upon 31 December 2017, effectively terminating his management contract upon the same date. Accordingly, the Company terminated accrual of salary due to the CFO at 31 December 2017. Commencing from 1 January 2018, the CFO agreed to continue as "Acting CFO" without additional compensation, until such time as a replacement is appointed. Accordingly, during the twelve (12) months ended 30 June 2018, the Company paid or accrued salary and fees for the CFO of $63,647. As at 30 June 2018 the Company owes the CFO a balance in the total amount of $105,000 for accrued but unpaid accumulated compensation.

PART - 11 : SUBSIDIARIES AND OPERATING SEGMENTS

The Company's current business activities are limited to the upstream and downstream industries of the oil and gas business and are geographically concentrated within the Republic of Indonesia. The Company operates these business activities through two special purpose, limited liability, corporate subsidiaries, each incorporated in Indonesia during the year ended 30 June 2018.

The companies law of Indonesia mandates at least two shareholders and imposes a two tiered, shareholder elected, two board governance regime consisting of a managing board of directors having at least one director and a supervisory board of commissioners having at least one commissioner. The board of commissioners advise and supervise the board of directors who manage the company's operations. The Company exerts absolute control over its Indonesian subsidiaries due to its shareholder voting control and control of the composition of both board its Indonesian subsidiaries.

PT Continental Hilir Indonesia ("PT-CHI")

PT-CHI was incorporated on 12 September 2017 under a foreign direct investment license with the Indonesian government as a management consulting business. The Company acts through PT-CHI and utilizes it to seek out and develop new Indonesian downstream oil and gas industry business opportunities for the Company's benefit. PT-CHI successfully identified and developed one such opportunity which directly led to the formation of a second new special purpose corporate subsidiary, KKC, to build, own, and operate the Maloy Refinery.

PT-CHI has a board of directors with three duly elected members and a board of commissioners with two duly elected members. PT-CHI shares two directors with the Company and the third PT-CHI is an employee of the Company. Another two directors of the Company are commissioners of PT-CHI. As of June 30, 2018 and the date of this Circular no other directors, officers, or senior executives of PT-CHI have been appointed, and PT-CHI has not issued any management contracts.

A total of 85% of the allocated share capital of PT-CHI is owned by the Company and 15% was allocated to three directors of the Company, Aulia, Garrison, and McAdoo in the proportions 5% each. Holding shares in an Indonesian company approved for foreign direct investment confers special privileges for obtaining long term stay visas and work permits on the foreign holders.

PT Kilang Kaltim Continental ("KKC")

KKC was incorporated on 5 December 2017 under a foreign direct investment license with the Indonesian government and holds other licenses from the Ministry of Mines and Energy which permit it to build, own, and operate a 24,000 barrels per day capacity crude oil refinery at the KIPI Maloy International Port and Industrial Park, a new special economic zone and industrial center located in the Kutai Timur Regency of East Kalimantan Province, Indonesia. The Maloy Refinery is intended to refine local domestic Indonesian crude oil feedstocks into motor fuels and other refined products for sale direct to underserved industrial and retail consumers within the East Kalimantan Province.

KKC has a board of directors with one duly elected member and a board of commissioners with one duly elected member. Both the KKC director and the KKC commissioner are also directors of the Company As of June 30, 2018 no other directors, officers, or senior executives of KKC have been appointed, and KKC has not yet issued any management contracts. The Company expects that further appointments will be made under employment contracts distinctly separate from those of the Company during fiscal 2019.

The Company directly owns a total of 80% of the allocated share capital of KKC and indirectly owns the other 20% through its subsidiary PT-CHI's direct shareholding of 20% in KKC.

PART - 12 : MATERIAL CONTRACTS AND EVENTS

12 . 1	Off - Balance Sheet Arrangements

At the end of This Quarter, the Company does not have any off-balance sheet arrangements not already disclosed elsewhere in this MD&A or in the Audited Annual Financial Statements that are published and filed herewith.

12 . 2	Material Contracts & Commitments

During This Quarter, no new material contracts or commitments were undertaken, not elsewhere disclosed in this MD&A or in the Audited Annual Financial Statements that are published and filed herewith.

12 . 3	Investor Relations, Publicity and Promotion

During This Quarter, no material new arrangements, or modifications to existing agreements, were made by the Company for investor relations services, publicity, promotion or advertising agreements which are not otherwise already disclosed in this MD&A or in the Audited Annual Financial Statements that are published and filed herewith.

12 . 4	Financial Advice, Consulting, & Fund Raising

During This Quarter, no material new arrangements, or modifications to existing agreements, were made by the Company for financial advisory, finder, consulting or fund raising agreements which are not otherwise already disclosed in this MD&A or in the Audited Annual Financial Statements that are published and filed herewith.

12 . 5	Claims, Contingencies & Litigation

Except for any contingencies elsewhere disclosed in this MD&A or in the Audited Annual Financial Statements that are published and filed herewith, the Company knows of no material, active or pending claims or legal proceedings against them; nor is the Company involved as a plaintiff in any material proceeding or pending litigation that might materially adversely affect the Company or a property interest of the Company.

PART - 13 : CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in accordance with IFRS as issued by IASB requires that the Company’s management make judgments and estimates and form assumptions that affect the amounts in the financial statements and the related notes to those financial statements. Actual results could differ from those estimates. The Company reviews its judgments, estimates, and assumptions on an ongoing basis based on historical experience and other factors that are considered to be relevant under the circumstances. The Company’s critical accounting policies and estimates applied in the preparation of its Audited Annual Financial Statements as at 30 June 2018 are as follows:

Critical Judgments:

Acquisition of CHI

The Company acquired 100% of outstanding common shares of CHI. The accounting treatment of such acquisitions is dependent upon whether the acquired entity constitutes a business in accordance with IFRS 3, Business Combinations.

A business usually consists of:

  Inputs - Any economic resource that creates, or has the ability to create, outputs, when one or more processes are applied to it.

  Processes - Any system, standard, protocol, convention or rule that when applied to an input or inputs, creates or has the ability to create outputs.

  Outputs - The result of inputs and processes applied to those inputs that provide or have the ability to provide a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members or participants.

Inputs and processes are essential elements that have to be present in order for an entity to be classified as a business. Although a business usually has outputs, they are not required for an integrated set of assets to qualify as a business.

CHI was set up for development of small-scale refinery projects in Indonesia. The entity was still in its early stage of development and did not have any licenses for the development of such projects. It therefore did not have any significant inputs or processes capable of producing outputs. As a result, the entity did not qualify as a business.

Recovery of deferred taxes

Judgment is required in determining whether deferred tax assets are recognized on the statement of financial position. Deferred tax assets require management to assess the likelihood that the Company will generate taxable income in future periods in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecasted cash flows and the application of existing tax laws in each jurisdiction. The Company has not recognized any deferred tax assets on the statement of financial position as at 30 June 2018.

Critical Accounting Estimates:

Significant estimates relate to, but are not limited to:

Warrant valuation

The Company grants warrants in conjunction with private placements and as compensation for other investing and financing arrangements. The fair value of each warrant granted is estimated on the date of the grant using the Black-Scholes option pricing model. Expected volatility is based on historical stock price volatility of comparable companies in a similar stage of life cycle as the Company. The Company uses historical data to estimate the timing of warrant exercises within the valuation model. The risk-free interest rate for the expected term of the warrant is based on the yields of government bonds. When the Company determines it necessary to modify the terms of certain warrants, the Black-Scholes option pricing model is utilized at the date of the modification and uses the modified terms in order to calculate the incremental change in value of the original warrants if the warrants were originally issued as compensation.

Changes in these assumptions, especially the volatility and the expected life determination could have a material impact on the Company’s comprehensive loss for the year.

PART - 14 : FINANCIAL INSTRUMENTS

The Company’s financial instruments as at the end of This Quarter, consist of cash, accounts payable and accrued liabilities and the loan payable to a related party. The fair value of these instruments approximates their carrying value due to their short-term maturity. There were no off-balance sheet financial instruments.

The Company’s financial instruments are exposed to certain financial risks. The risk exposures and the impact on the Company’s financial instruments are summarized below.

Currency risk

The Company is primarily exposed to currency fluctuations relative to the U.S. dollar through expenditures that are denominated in foreign currencies. Also, the Company is exposed to the impact of currency fluctuations on its foreign currency monetary assets and liabilities.

The Company is exposed to foreign currency risk through the following financial assets and liabilities denominated in currencies other than U.S. dollars:

			Accounts
			payable and
			accrued
30 June 2018	Cash	Receivables	liabilities
Canadian dollars	987	10,016	(128,813)
Indonesian Rupiah	211,156,790	-	(341,664,000)

			Accounts
			payable and
			accrued
30 June 2017	Cash	Receivables	liabilities
Canadian dollars	5,012	3,212	(63,243)
Indonesian Rupiah	16,857,875	-	(304,510,667)

At 30 June 2018, with other variables unchanged, a 10% change in exchange rates would affect the loss by $9,860 (2017 - $6,397).

Credit risk

Credit risk is the risk of loss if a customer or third party to a financial instrument fails to meet its contractual obligations. The Company’s cash is held by reputable financial institutions. Receivables consist of goods and services taxes due from the Federal Government of Canada. Management believes that the credit risk concentration with respect to cash and receivables is remote.

Price risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings, or ability to obtain equity financing, due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices of oil and gas, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. Liquidity requirements are managed based on expected cash flows to maintain sufficient capital to meet short term obligations. As at 30 June 2018, the Company had a cash balance of $30,887 which is not sufficient to settle current liabilities of $614,625. The Company’s management continues to work on obtaining financing to meet these obligations and also on reaching alternative arrangements with relevant parties.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. As at 30 June 2018, the Company has a positive cash balance and its debt was interest free. The Company has no significant concentrations of interest rate risk arising from operations.

PART - 15 : CONTINUOUS DISCLOSURE AND FILINGS

15 . 1	Additional Disclosure for Venture Issuers without Significant Revenue

The Company is a "Venture Issuer" as defined in Section-1.1 of NI 51-102 and in Section-1.1 of NI 52-110. The Company prepares its financial statements and accounts in US dollars currency using IFRS as issued by IASB. All dollar values are in US$ in this statement of executive compensation unless otherwise indicated. Additional disclosure concerning the Company’s general and administrative expenses is provided in the Company’s statement of loss and comprehensive loss contained in the Audited Annual Financial Statements that are published and filed herewith.

15 . 2	Continuous Disclosure & Filings - Canada

Additional disclosure is made on a continuous basis in accordance with applicable laws and in compliance with securities rules and regulations of the British Columbia Securities Commission (“BCSC”). This disclosure and filings includes annual audited consolidated financial statements and quarterly unaudited interim financial statements. It also includes press releases, material change reports, and disclosure of new or changed circumstances regarding the Company. Shareholders and interested parties may obtain downloadable copies of these mandatory filings made by the Company on "SEDAR" (the System for Electronic Document Archiving and Retrieval at website www.sedar.com). The Company began filing on SEDAR in 1997. All Company filings made on SEDAR during the year and up to the date of this filing are incorporated herein by this reference.

15 . 3	Continuous Disclosure & Filings - USA

The Company is also a full reporting issuer and filer with the US Securities and Exchange Commission (“SEC”), making the Company a "SEC Issuer" as defined in Section-1.1 of NI 51-102 The Company is required to file an annual report with the SEC in the format of a Form 20F annual report which includes audited annual consolidated financial statements. The Company files interim unaudited quarterly financial reports, press releases, material change reports, and disclosure of new or changed circumstances regarding the Company on a periodic basis under Form-6K. The Company has filed electronically on the SEC’s EDGAR database (website www.sec.gov/edgar) commencing with the Company’s Form 20F at its fiscal year end 2004. Prior to 2004 the Company filed Form 20F annual reports with the SEC in paper form. All Company filings made to US-SEC during the past fiscal year and up to the date of this filing are incorporated herein by this reference.

15 . 4	Form 20F Annual Report and Annual Information Form

As a SEC Issuer, the Company is obliged to file an "Annual Report on Form 20F" with the SEC. As a Canadian Venture Issuer the Company is permitted to file the same Annual Report on Form 20F on SEDAR in satisfaction of the Canadian obligation to file an "Annual Information Form" on Form 51-102F2 or "AIF".

15 . 4	Statement of Executive Compensation - Venture Issuer

As a Venture Issuer in Canada, the Company discloses executive compensation on Form 51-102F6V which is included in the Company's annual information circular filed on SEDAR and provided to shareholders as part of the proxy materials in advance of the Company's annual general meeting.

15 . 6	Additional Disclosure for Emerging Markets Issuers

A substantial component of the Company's business activities are conducted in the Republic of Indonesia and the Company considers itself to be an "Emerging Market Issuer" as defined in the Issuer Guide for Companies Operating in Emerging Markets (the "EMI Guide") published by the Ontario Securities Commission as Staff Notice 51-720. The EMI Guide identifies eight matters as worthy of additional disclosure that Emerging Market Issuer's consider. These are: 1) the local business and operating environment, 2) language and cultural differences, 3) corporate structure, 4) related parties, 5) risk management and disclosure, 6) internal controls, 7) use of and reliance on experts, and 8) oversight of the external auditor and how the effect on the Company's operations of these eight matters may differ in the emerging market from what may be expected if the Company's same business activities were conducted in Canada. The Company provides such disclosure annually in its Annual Report on Form 20F.

PART - 16 : FORWARD -LOOKING STATEMENTS

Forward-looking statements relate to future events or future performance and reflect management's expectations or beliefs regarding future events and include, but are not limited to, statements with respect to the estimation of reserves and resources, projections of anticipated revenue, the realization of reserve estimates, the timing and amount of estimated future production, cost, work schedules, capital requirements, success of resource exploration operations, environmental risks, permitting risks, unanticipated reclamation expenses, title disputes or claims and limitations on insurance coverage.

16 . 1	Forward Looking Words and Phrases

In certain cases, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "projections", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved" or the negative of these terms or comparable terminology.

16 . 2	Risks and Uncertainties

By their very nature forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, risks related to actual results of exploration or new project development activities; changes in project parameters as plans continue to be refined; cash flow projections; future prices of resources; possible variations in resource reserves; accidents, labor disputes and other risks of the oil, gas, and alternative energy industries; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; as well as other factors detailed from time to time in the Company's periodic filings on EDGAR and SEDAR.

16 . 3	No Assurance all Risks Anticipated

Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

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